Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AssetMark Financial Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-232714) on Form S-8 of AssetMark Financial Holdings, Inc. of our report dated March 10, 2021, with respect to the consolidated balance sheets of AssetMark Financial Holdings, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of the Company.

/s/ KPMG LLP

San Francisco, California

March 10, 2021